CODE OF ETHICS
Of
BRANDES INVESTMENT TRUST

This Code of Ethics (“Code”) has been adopted by BRANDES INVESTMENT TRUST (the “Trust”) pursuant to rule 17j-1 (the “Rule”) under the Investment Company Act of 1940 (the “1940 Act”).

1.  COVERAGE OF THIS CODE OF ETHICS.  Except as otherwise provided in Section 5, this Code covers all “access persons” of the Trust as defined below.

2.  DEFINITION OF “ACCESS PERSON”.   “Access person” of the Trust means any Trustee, officer or “advisory person” of the Trust.  “Advisory person” means any employee of the Trust, Brandes Investment Partners, L.P. (the “Advisor”), or the Trust’s Distributor or Administrator who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

3.  STANDARDS OF CONDUCT.  It is unlawful for any access person of the Trust, in connection with the purchase or sale, directly or indirectly, by such access person of a security held or to be acquired by the Trust:

(a) To employ any device, scheme or artifice to defraud the Trust;

(b)  To make any untrue statement of a material fact to the Trust or omit to state a material fact necessary in order to make the statement made to the Trust, in light of the circumstances under which they are made, not misleading;

(c)  To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Trust; or

(d)  To engage in any manipulative practice with respect to the Trust.

4.  REPORTING REQUIREMENTS AS TO INDEPENDENT TRUSTEES.  Each independent Trustee (that is, one who is not an “interested person” of the Trust as defined in the 1940 Act) must report to the Chief Compliance Officer of the Trust any personal transaction in a security if the independent Trustee knew, or in the ordinary course of fulfilling his or her official duties as a Trustee of the Trust should have known, that during the 15-day period immediately preceding or after the date of the transaction such security is or was purchased or sold by the Trust or was considered for such purchase or sale.  Any such report must be made within ten days after the end of the calendar quarter in which the personal transaction occurred.  The Chief Compliance Officer of the Trust shall provide a copy of each such report to the chief compliance officer of the Advisor.

(a)  For purposes of this Section 4, the term “security” does not include (i) direct obligations of the Government of the United States, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (iii) shares issued by open-end investment companies registered under the 1940 Act not managed or sub-advised by the Advisor, (iv) shares issued by money market funds, and (v) shares issued by unit investment trusts that invested exclusively in one or more open-end funds, none of which are managed or sub-advised by the Advisor.  However, references to a “security” shall be deemed to refer to and include any warrant for, option in, or security immediately convertible into such security, as well as any instrument that has an investment return or value based in whole or in part on such security.

(b)  For purposes of this Section 4, the term “personal transaction” by an independent Trustee includes any transaction by any of the following persons: (i) the independent Trustee; (ii) the independent Trustee’s spouse; (iii) the independent Trustee’s minor child or children; (iv) any other relative of the independent Trustee or his or her spouse sharing the same home as the independent Trustee; (v) any other person whose account is managed, controlled or influenced by or through the independent Trustee, or to whom the independent Trustee gives advice with regard to the acquisition or disposition of securities; and (vi) any other account in which the independent Trustee has a beneficial ownership interest.

5.  REPORTING REQUIREMENTS AS TO OTHERS.  With respect to those access persons or advisory persons of the Trust who are also officers or employees of the Trust’s Advisor, Administrator, Distributor, or any firm providing a Chief Compliance Officer to the Trust (“CCO Firm”), the reporting requirements of this Code may be satisfied by their compliance with the reporting requirements of the Advisor’s, Distributor’s, Administrator’s or CCO Firm’s code of ethics.

As amended, November 11, 2010